Exhibit 2.1
[EXECUTION COPY]

AGREEMENT AND PLAN OF MERGER
by and among
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.,
KERMIT MERGER CORP.
and
LASERSCOPE
Dated as of June 3, 2006

TABLE OF CONTENTS
(continued)
-ii-

TABLE OF CONTENTS
(continued)
-iii-

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	46
Affiliate	12
Agreement	1
Agreement of Merger	7
AMS	34
Bankruptcy and Equity Exceptions	16
Business Day	8
California Secretary	7
Capitalization Date	14
Certificate	10
CGCL	7
Claim	43
Closing	7
Closing Date	8
COBRA	23
Code	12
Commitments	34
Company	1
Company Benefit Plans	22
Company Board	4
Company Common Stock	8
Company Contract	24
Company Disclosure Schedule	12
Company Domain Name	27
Company Material Adverse Effect	13
Company Option	9
Company Owned IP	29
Company Preferred Stock	14
Company Product	31
Company Recommendation	4
Company Recommendation Change	45
Company Registered IP	27
Company Representatives	44
Company Required Vote	16
Company SEC Reports	17
Company Shareholder Meeting	40
Company Source Code	30
Company Stock Plans	15
Confidentiality Agreement	40
Continuing Directors	6
Continuing Employees	41
Dissenting Shareholders	9
Dissenting Shares	9
Effective Time	7
Environmental Laws	27
ERISA	23

INDEX OF DEFINED TERMS
(Cont.)

Page
ESPP	9
Exchange Act	17
Exchange Fund	10
Expenses	43
FDA	31
Fully Diluted Shares	2
GAAP	13
Governmental Entity	16
HIPPA	23
HSR Act	16
Indemnified Parties	42
InnovaQuartz	47
InnovaQuartz Stock Purchase Agreement	47
Intellectual Property	30
Intellectual Property Rights	30
Knowledge of the Company	19
Knowledge of Parent	33
Legal Proceeding	30
Liens	15
Material Trade Secrets	28
Merger	1,7
Merger Consideration	8
Merger Sub	1
Minimum Condition	2
New Product Introductions	32
Offer	1
Offer Conditions	2
Offer Documents	3
Offer Price	1
Option Consideration	10
Option Exercise Minimum Condition	3
Other Filings	38
Parent	1
Parent Material Adverse Effect	32
Parent Plans	41
Paying Agent	10
Permitted Liens	26
Person	11
Proxy Statement	16
Related Party	31
Revised Minimum Condition	3
Schedule 14D-9	5
SEC	3
Securities Act	17
Shareholder Agreements	1
Shares	1
-v-

INDEX OF DEFINED TERMS
(Cont.)

Page
Subsidiary	14
Superior Proposal	46
Surviving Company	7
Tax Return	22
Taxes	21
Termination Date	48
Termination Fee	49
Top-Up Closing	7
Top-Up Exercise Notice	7
Top-Up Notice Date	7
Top-Up Option Shares	6
Top-Up Stock Option	6
Top-Up Termination Time	7
-vi-

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER, dated as of June 3, 2006 (as amended, supplemented or otherwise modified from time to time, and together with all schedules hereto, this “Agreement”), is entered into by and among AMERICAN MEDICAL SYSTEMS HOLDINGS, INC., a Delaware corporation (“Parent”), KERMIT MERGER CORP., a California corporation and an indirect subsidiary of Parent (“Merger Sub”), and LASERSCOPE, a California corporation (the “Company”).
     WHEREAS, the respective Boards of Directors of each of the Company, Parent, and Merger Sub have approved the acquisition of the Company by Parent on the terms and subject to the conditions of this Agreement;
     WHEREAS, the Board of Directors of the Company has (a) determined that the Offer and the Merger (both as defined herein) and the other transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (c) to the extent required by applicable law, recommended that the Company’s shareholders adopt this Agreement;
     WHEREAS, in furtherance thereof, it is proposed that Merger Sub shall, as promptly as practicable, commence an offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares (the “Shares”) of Company Common Stock (as defined in Section 3.1(a)), at a price for each Share of $31.00 in cash (such price, or such higher price per Share as may be paid in the Offer, is referred to as the “Offer Price”), in accordance with the terms and subject to the conditions provided herein;
     WHEREAS, also in furtherance thereof, it is proposed that, following the consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”) and that the Shares not tendered and accepted pursuant to the Offer will thereupon be converted into the right to receive cash in the amounts set forth in Section 3 hereof;
     WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and the officers and directors of the Company are entering into agreements pursuant to which such Persons will agree to tender for payment all of their Shares in the Offer, to the extent required by applicable law, to vote to adopt and approve this Agreement and to take certain other actions in furtherance of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in such agreements (the “Shareholder Agreements”); and
     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and to prescribe certain conditions to the Offer and the Merger.
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. THE OFFER
     1.1 The Offer.
          (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 10 and (ii) none of the events set forth in Annex I hereto shall have occurred or be existing, Merger Sub shall, as promptly as practicable (and in any event not later than eight (8) Business Days after the date of this Agreement), commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer for all of the Shares, at the Offer Price, without interest.
          (b) The obligation of Parent and Merger Sub to accept and pay for Shares tendered shall be subject only to (i) the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of Shares (including the Shares tendered under the Shareholder Agreements) which, together with the Shares then owned by Parent and Merger Sub, represents at least ninety percent (90%) of the total number of Fully Diluted Shares (as defined below) (the “Minimum Condition”), subject to such waivers of, and changes to, the Minimum Condition as may be required pursuant to Section 1.1(e), and (ii) the other conditions set forth in Annex I hereto (collectively, the “Offer Conditions”). For purposes of this Agreement, “Fully Diluted Shares” shall mean the total number of outstanding shares of Company Common Stock, assuming (A) exercise on a cash basis of all outstanding Company Options, whether vested or unvested (excluding for this purpose all Company Options, whether vested or unvested, held by holders who have entered into binding written agreements with the Company agreeing to refrain from exercising all or any portion of such Company Options during any period that the Offer remains pending and all Company Options with an exercise price greater than the Offer Price, irrespective of whether the holders thereof have entered into such binding written agreements), and (B) exercise or conversion of all other rights to acquire Company Common Stock or securities convertible into Company Common Stock and issuance of all shares of Company Common Stock that the Company is obligated to issue.
          (c) Parent and Merger Sub expressly reserve the right to waive any of the Offer Conditions and to make any change in the terms or conditions of the Offer; provided that, without the prior written consent of the Company, no change may be made which (i) changes the form or amount of consideration to be paid (other than by adding consideration) or changes the number of Shares sought in the Offer, (ii) imposes any conditions to the Offer other than the Offer Conditions or modifies the Offer Conditions (other than to waive any Offer Condition to the extent permitted by this Agreement), (iii) changes or waives the Minimum Condition, except as required pursuant to Section 1.1(e), (iv) extends the Offer beyond the initial expiration date of the Offer (except as permitted or required by Section 1.1(d)), or (v) makes any other change to the terms of the Offer which is adverse to the holders of Shares.
          (d) Subject to the terms of the Offer and this Agreement, satisfaction of the Minimum Condition (subject to such waivers of, and changes to, the Minimum Condition as may be required pursuant to Section 1.1(e)) and the absence (or waiver to the extent permitted by this Agreement) of the other Offer Conditions, Merger Sub shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law and shall pay for all such Shares promptly after acceptance. The Offer shall initially be scheduled to expire at 12:00 midnight Central time on the date that is the 20th Business Day after the commencement date of the Offer. Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ termination rights under Section 10.1, (i) if, immediately prior to the initial expiration of the Offer, the number of Shares validly tendered in accordance with the terms of the Offer and not withdrawn is at least seventy percent (70%) of the Fully Diluted Shares but less than the Minimum Condition, Merger Sub shall have a one time right to extend the expiration date of the Offer, without the consent of the Company, for an additional period not to exceed ten (10) Business Days; (ii) if, immediately prior to the initial expiration of the Offer, the number of Shares validly tendered in accordance with the terms of the Offer is either (A) greater than thirty five percent (35%) of the Fully Diluted Shares but less than forty nine and nine-tenths percent (49.9%) of the Fully Diluted Shares or (B) greater than seventy percent (70%) of the Fully Diluted Shares but less than the Minimum Condition, the Company shall have the right to require Merger Sub to extend the expiration date of the Offer for an additional period not to exceed ten (10) Business Days; (iii) if, immediately prior to the initial expiration of the Offer or the expiration of any extension thereof permitted or required pursuant to this Section 1.1(d), an unsolicited Acquisition Proposal has been made and remains pending, Merger Sub shall have a one time right to extend, and the Company shall, so long as it has not breached in any material respect its obligations under Section 8.8, have a one time right to require Merger Sub to extend, the expiration date of the Offer for an additional period not to exceed ten (10) Business Days; (iv) if, immediately prior to the initial expiration date of the Offer or any extension thereof permitted or required by this Section 1.1(d), the Minimum Condition, the Option Exercise Minimum Condition or the Revised Minimum Condition, as applicable, has been satisfied but any of the other Offer Conditions exists and has not been waived, Merger Sub shall, and Parent shall cause Merger Sub to, take all action necessary to extend the expiration date of the Offer until the earlier of the removal or waiver of all of such other Offer Conditions or the termination of this Agreement; and (v) without the consent of the Company, Merger Sub shall have the right, subject to its compliance with the terms of this Agreement, to extend the expiration date of the Offer for any period required by any rule, regulation, interpretation or position of the Securities Exchange Commission (the “SEC”) applicable to the Offer. Except as set forth in the preceding sentence, the expiration date of the Offer shall not be extended without the prior written consent of the Company.
          (e) Notwithstanding anything to the contrary set forth herein, if, at the end of the initial expiration of the Offer or any extension thereof permitted or required pursuant to Section 1.1(d), the Minimum Condition is not satisfied but the number of Shares then tendered pursuant to the Offer and not withdrawn is equal to or greater than forty nine and nine-tenths percent (49.9%) of the Fully Diluted Shares, then, at the request of the Company and subject to any right of Parent or Merger Sub to terminate this Agreement pursuant to the terms hereof, Merger Sub shall, and Parent shall cause Merger Sub to: (i) exercise the Top-Up Stock Option (as defined below), waive the Minimum Condition, and, in contemplation of the exercise of the Top-Up Stock Option, reduce the number of shares of Company Common Stock subject to the Offer to that percentage of the Fully Diluted Shares (the “Option Exercise Minimum Condition”) that, when combined with the number of shares issued upon exercise of the Top-Up Stock Option, equals ninety percent (90%) of the Fully Diluted Shares; or (ii) waive the Minimum Condition and amend the Offer to reduce the number of shares of Company Common Stock subject to the Offer to 49.9% of the Fully Diluted Shares (the “Revised Minimum

Condition”) and, subject to the prior satisfaction or waiver of the other Offer Conditions, purchase, on a pro rata basis, the number of Shares comprising the Revised Minimum Condition (it being understood that the Company’s right to require Merger Sub to take the actions described in clause (ii) is triggered if and only if the exercise of the Top-Up Stock Option would not, when combined with the number of Shares then tendered pursuant to the Offer and not withdrawn, result in Merger Sub holding ninety percent (90%) of the Fully Diluted Shares; it being further understood that Merger Sub shall not in any event be required to accept for payment, or pay for, any Shares if the number of Shares tendered pursuant to the Offer and not withdrawn at the expiration date is less than the Revised Minimum Condition).
          (f) As soon as practicable on or prior to the date of commencement of the Offer, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer which will contain or incorporate by reference all or part of the form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares. Parent, Merger Sub and the Company each agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents before they are filed with the SEC.
     1.2 Company Action.
          (a) The Company hereby approves and consents to the Offer and represents that its Board of Directors (the “Company Board”), at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are in the best interest of the Company’s shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and the Shareholder Agreements and the transactions contemplated thereby, such that the Offer, the Merger, this Agreement and the other transactions contemplated hereby and thereby are not and shall not be subject to any state takeover statutes, and (iii) resolved to recommend acceptance of the Offer and, to the extent required by applicable law, approval and adoption of this Agreement and the Merger by the Company’s shareholders (the recommendations referred to in this clause (iii) are collectively referred to in this Agreement as the “Company Recommendation”). The Company further represents that Goldman Sachs & Co. has rendered to the Company Board its opinion that the $31.00 in cash to be received by the holders of Shares in the Offer and the Merger is fair from a financial point of view to such holders. The Company has been advised that all of its directors and executive officers presently intend to tender their Shares pursuant to the Offer pursuant to the Shareholder Agreements. The Company will promptly furnish Parent and Merger Sub with a list of its shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, engage a third party solicitor on customary terms for the purpose of contacting all record holders of Shares regarding the Offer and provide to Parent and Merger Sub such additional information (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent or Merger Sub may reasonably request in connection with the Offer.
          (b) As soon as practicable on the day that the Offer is commenced, the Company will file with the SEC and disseminate to holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) which shall reflect the Company Recommendation. The Company, Parent and Merger Sub each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC.
     1.3 Directors.
          (a) Effective upon consummation of the Offer, Parent shall, subject to Section 1.3(c), be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 1.3) and (ii) the percentage that the number of Shares owned by Parent or Merger Sub (including Shares accepted for payment in connection with the Offer) bears to the total number of Shares then outstanding, and the Company shall take all action necessary to cause Parent’s designees to be elected or appointed to the Company Board, including increasing the number of directors, or seeking and accepting resignations of incumbent directors, or both; provided that, prior to the Effective Time, the Company Board shall always have at least two (2) Continuing Directors (as defined below). If the number of Continuing Directors is reduced to less than two (2) for any reason prior to the Effective Time, the remaining and departing Continuing Directors shall be entitled to designate a person to fill the vacancy. At such times, the Company will use its commercially reasonable efforts to cause individuals designated by Parent to constitute the same percentage as such individuals represent on the Company Board of (x) each committee of the Company Board, (y) each board of directors of each subsidiary and (z) each committee of each such board. Notwithstanding anything in this Agreement to the contrary, in the event that Parent’s designees are elected to the Company Board prior to the Effective Time, the unanimous affirmative vote of the Continuing Directors shall be required for the Company to (a) amend or terminate this Agreement or agree or consent to any amendment or termination of this Agreement, (b) waive any of the Company’s rights, benefits or remedies hereunder, (c) extend the time for performance of Parent’s and Merger Sub’s respective obligations hereunder, or (d) approve any other action by the Company which is reasonably likely to adversely affect the interests of the shareholders of the Company (other than Parent, Merger Sub and their Affiliates (other than the Company and its Subsidiaries)), with respect to the transactions contemplated by this Agreement. In addition, in the event approval of the Company’s shareholders is required by applicable law in order to consummate the Merger other than pursuant to Section 1110 of the CGCL, the Continuing Directors shall retain responsibility for, and control over, the Company’s obligations with respect to the Other Filings (as defined in Section 8.1(a) hereof). For purposes of this Agreement, “Continuing Directors” shall mean members of the Company Board who were directors of the Company prior to the consummation of the Offer.
          (b) The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-l to fulfill its obligations under this Section 1.3. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1. The provisions of Section 1.3(a) are in addition to and shall not limit any rights that Parent, Merger Sub or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.
          (c) Parent agrees that it will not exercise its right to designate members of the Company Board pursuant to this Section 1.3 in any manner that would result in the Company becoming non-compliant with the corporate governance requirements of the Nasdaq National Market applicable to listed companies, including Rule 4350 thereof.
     1.4 Grant of Top-Up Stock Option.
          (a) Subject to the terms and conditions set forth herein, the Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Stock Option”) to purchase that number of newly-issued shares of Company Common Stock (the “Top-Up Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Merger Sub, Parent and their Subsidiaries immediately following consummation of the Offer and the issuance of such Top-Up Option Shares, shall constitute ninety percent (90%) of the total number of Fully Diluted Shares (assuming the issuance of the Top-Up Option Shares), at a purchase price per Top-Up Option Share equal to the Offer Price; provided, however, that (i) the total number of shares of Company Common Stock subject to the Top-Up Stock Option shall not exceed the number of authorized shares of Company Common Stock available for issuance by the Company at such time (giving effect to such shares of Company Common Stock reserved for issuance pursuant to outstanding Company Options or pursuant to the ESPP as though such shares of Company Common Stock were outstanding), (ii) the number of Top-Up Shares subject to the Top-Up Option shall not exceed 19.9% of the total number of shares of Company Common Stock outstanding immediately prior to such issuance and (iii) the Company shall not be required to issue shares of Company Common Stock pursuant to the Top-Up Stock Option if any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint then in effect shall prohibit such issuance. The Company agrees to provide Parent and Merger Sub with information regarding the number of shares of Company Common Stock available for issuance on an ongoing basis, as and when requested by Parent from time to time prior to the Top-Up Termination Time (as defined below).

          (b) Merger Sub shall, if and only if required by the Company pursuant to Section 1.1(e) prior to the Top-Up Termination Date, promptly exercise the Top-Up Stock Option in whole, but not in part.
          (c) Except as provided in the last sentence of this Section 1.4(c), the “Top-Up Termination Time” shall occur upon the earliest to occur of: (i) the Effective Time, and (iii) the termination of this Agreement. The occurrence of the Top-Up Termination Time shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such date, unless this Agreement has been terminated under Section 10 prior to the occurrence of the Top-Up Closing.
          (d) In the event Merger Sub is obligated pursuant to this Agreement to exercise the Top-Up Stock Option, Merger Sub shall send to the Company a written notice (a “Top-Up Exercise Notice,” the date of which notice is referred to herein as the “Top-Up Notice Date”) specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares which Merger Sub wishes to receive, the place for the closing of the purchase and sale pursuant to the Top-Up Stock Option (the “Top-Up Closing”) and a closing date not earlier than one (1) day nor later than three (3) Business Days from the Top-Up Notice Date for the Top-Up Closing. The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Parent and Merger Sub confirming the number of Top-Up Option Shares and the aggregate purchase price therefor.
2. THE MERGER
     2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the California General Corporation Law (“CGCL”), at the Effective Time (as hereinafter defined), Merger Sub shall merge with and into the Company (the “Merger”). The Company shall be the surviving corporation (hereinafter sometimes called the “Surviving Company”) of the Merger, and shall continue its corporate existence under the laws of the State of California. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.
     2.2 Effective Time. The Merger shall become effective as set forth in an agreement of merger or certificate of ownership pursuant to Section 1110 of the CGCL satisfying the applicable requirements of the CGCL (in either case, the “Agreement of Merger”), together with such other certificates satisfying the applicable requirements of the CGCL, which shall be duly executed by the Company and Merger Sub and filed with the Secretary of State of the State of California (the “California Secretary”) on the Closing Date (as hereinafter defined) or as soon thereafter as practicable. As used herein, the term “Effective Time” shall mean the date and time when the Merger becomes effective as provided by the Agreement of Merger and otherwise in accordance with applicable law.
     2.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects and consequences set forth in Section 1107 of the CGCL.
     2.4 Closing of the Merger. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) will take place (a) at the offices of Orrick,

Herrington & Sutcliffe LLP, 405 Howard Street, San Francisco, California, at 7:00 a.m., California time, on the date that is the second Business Day after the satisfaction or waiver of the conditions set forth in Section 9 hereof, other than conditions which by their terms are to be satisfied at the Closing, or (b) such other location, date or time as the parties may mutually agree (the “Closing Date”). For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which the office of the California Secretary is closed.
     2.5 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Surviving Company shall be amended and restated in their entirety to be identical to the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable law; provided, however, that at the Effective Time, Article I of the Articles of Incorporation of the Surviving Company shall be amended to read as follows: “Laserscope”.
     2.6 Bylaws. At the Effective Time, the Bylaws of the Surviving Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable law.
     2.7 Board of Directors; Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Company and applicable law, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed (as the case may be) and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Company and applicable law, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed (as the case may be).
3. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS
     3.1 Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the shares of Company Common Stock:
          (a) All shares of common stock, without par value, of the Company (the “Company Common Stock”) owned directly by the Company, Merger Sub or Parent (other than shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and shall not represent capital stock of the Surviving Company and shall not be exchanged for the Merger Consideration (as defined below); and
          (b) Each outstanding share of Company Common Stock (other than those cancelled pursuant to Section 3.1(a) and Dissenting Shares (as defined below)) shall be converted into and become the right to receive an amount in cash, without interest, equal to the Offer Price (the “Merger Consideration”).

     3.2 Effect on Capital Stock of Merger Sub. At and after the Effective Time, each share of common stock, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, without par value, of the Surviving Company and constitute the only outstanding shares of capital stock of the Surviving Company and shall not be effected by the Merger.
     3.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, in the event that the applicable requirements of Section 1300(b) of the CGCL have been satisfied, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a shareholder (the “Dissenting Shareholders”) who (a) voted such shareholder’s shares of Company Common Stock against the Merger (or did not consent thereto in writing, if approval the Merger is obtained by written consent), (b) is entitled to demand and properly demand that the Company purchase such shares at their fair market value in accordance with Section 1301 of the CGCL, (c) has submitted such shares for endorsement in accordance with Section 1302 of the CGCL and (d) has not otherwise failed to perfect or effectively withdrawn or lost such right to require the Company to so purchase such shares, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such Dissenting Shareholder shall be entitled to have the Dissenting Shares purchased by the Company for cash at the fair market value thereof as agreed upon or determined in accordance with the provisions of Chapter 13 of the CGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such Dissenting Shareholder shall cease to have any rights with respect thereto, except the right to have the Dissenting Shares purchased by the Company in accordance with the provisions of Chapter 13 of the CGCL), unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right to require the Company to so purchase the Dissenting Shares. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 3.1(b), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for pursuant to Chapter 13 of the CGCL, attempted withdrawals of such demands and any other instruments served pursuant to Chapter 13 of the CGCL and received by the Company relating to a shareholder’s demand that the Company purchase shares of Company Common Stock, and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for purchase and payment.
     3.4 Treatment of Options and Other Stock-Based Awards; Company Employee Stock Purchase Plan.
          (a) Except as provided below with respect to Company’s 1999 Employee Stock Purchase Plan (the “ESPP”), as of the Effective Time, each option to purchase shares of Company Common Stock or other right to receive Company Common Stock under any Company Stock Plan (each a “Company Option”) which is outstanding and unexercised immediately prior thereto shall become fully vested as of the Effective Time and shall by virtue of the Merger and without any action on the part of any holder of any Company Option be cancelled and the holder thereof will receive as soon as reasonably practicable following the Effective Time a cash payment (without interest) with respect thereto equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option and (ii) the number of shares of Company Common Stock issuable upon exercise of such Company Option (collectively, the “Option Consideration”). The Option Consideration shall be reduced by any withholding or other taxes that may be due as a result of the transactions contemplated by this Section 3.4. As of the Effective Time, all Company Options, whether or not vested or exercisable, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Consideration, if any. The Company Board or compensation committee of the Company Board shall take all necessary action to make such amendments and adjustments to or make such determinations with respect to the Company Options as are necessary to implement the provisions of this Section 3.4(a).
          (b) The “offering period” and “purchase period” (as defined in the ESPP) currently in process as of the date of this Agreement under the ESPP shall continue and shares shall be issued to participants thereunder as provided under, and subject to the terms and conditions of, the ESPP; provided, however, that if the Effective Time occurs prior to the originally scheduled expiration of such current purchase period, then immediately prior to the Effective Time, such current purchase period under the ESPP shall be ended, and each participant shall be deemed to have purchased immediately prior to the Effective Time, to the extent of payroll deductions accumulated by such participant as of such purchase period end, the number of whole shares of Company Common Stock at a per share price determined pursuant to the provisions of the ESPP, and each participant shall receive a cash payment equal to the balance, if any, of such accumulated payroll deductions remaining after such purchase of such shares. As of the Effective Time, all such deemed purchased shares shall be converted into the right to receive cash pursuant to Section 3.1. No offering periods or purchase periods under the ESPP that are subsequent to the current purchase period in process as of the date of this Agreement shall be commenced, and the ESPP and all purchase rights thereunder shall terminate effective as of the Effective Time. The Company Board or compensation committee of the Company Board shall take all necessary action to provide that participants under the ESPP may not increase their payroll deductions from those in effect on the date of this Agreement.
4. EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION
     4.1 Parent to Make Merger Consideration Available. Prior to the Effective Time, Parent shall (a) deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) in a separate fund (the “Exchange Fund”), for the benefit of the holders of certificates or evidence of shares in book-entry form which immediately prior to the Effective Time evidenced shares of Company Common Stock (each a “Certificate”), an amount in cash sufficient to pay the aggregate Merger Consideration and the Option Consideration, and (b) instruct the Paying Agent to timely pay the Merger Consideration and the Option Consideration in accordance with this Agreement. The Merger Consideration and the Option Consideration deposited with the Paying Agent pursuant to this Section 4.1 shall be invested by the Paying Agent as directed by Parent; provided, however, that any such investment or any payment of earnings from any such investment shall not delay the receipt by the holders of record of the Certificates of the Merger Consideration or otherwise impair such holders’ rights hereunder. Any interest or income produced by such investments shall not be deemed part of the Exchange Fund and shall be payable to the Surviving Company. In the event that the funds in the Exchange Fund shall be insufficient to make the payments contemplated by Sections 3.3 and 3.4, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of shares Company Common Stock and Company Options and (ii) applied promptly to making the payments provided for in Section 3. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.
     4.2 Exchange of Shares.
          (a) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon proper surrender of a Certificate for exchange and cancellation to the Paying Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the amount of the Merger Consideration that such former holder has the right to receive pursuant to the provisions of Section 3, in each case, in respect of the Certificate surrendered pursuant to the provisions of this Section 4, and the Certificate so surrendered shall forthwith be cancelled.
          (b) If payment of the Merger Consideration is to be made to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Paying Agent in advance any transfer or other similar taxes required by reason of the payment of the Merger Consideration to any Person other than the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Paying Agent that such tax has been paid or is not payable. As used herein, “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.
          (c) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Paying Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Section 4.
          (d) Any portion of the Exchange Fund that remains unclaimed by the Company’s shareholders for one year after the Effective Time shall be paid, at the request of Parent, to Parent. Any shareholder of the Company who has not theretofore complied with this

Section 4 shall thereafter look only to Parent for payment of the Merger Consideration payable in respect of each share of Company Common Stock held by such shareholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, the Company, the Paying Agent, Merger Sub or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
          (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
          (f) Parent or the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock such amounts as Parent, or any affiliate (as defined under the Exchange Act (an “Affiliate”)) thereof, or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Parent or the Paying Agent and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Parent or the Paying Agent.
     4.3 Adjustments to Prevent Dilution. Without limiting the other provisions of the Agreement, in the event that the Company changes the number of shares of Company Common Stock issued and outstanding prior to the Offer or the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Offer Price, the Merger Consideration and the Option Consideration shall be equitably adjusted to reflect such change.
5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in (a) the Company’s filings with the SEC required by the Securities Act (as defined below) or the Exchange Act (as defined below) during the two year period immediately preceding the date of this Agreement, which filings shall qualify all sections and subsections of this Agreement for which it is reasonably apparent from the face of the disclosure contained therein that such disclosure is applicable or relevant, or (b) the disclosure schedule of the Company delivered to Parent concurrently herewith (the “Company Disclosure Schedule”) (with specific reference to the section of this Agreement to which the information stated in such Company Disclosure Schedule relates; provided that (i) disclosure in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect), the Company hereby represents and warrants to Parent and Merger Sub as follows:
     5.1 Corporate Organization.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power and corporate authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business currently conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to result in a Company Material Adverse Effect. As used in this Agreement, the term “Company Material Adverse Effect” means any change or effect that is (i) materially adverse to the business, operations, assets, properties, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (ii) prevents the Company from consummating the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any effect on the Company or its Subsidiaries relating to or arising in connection with (A) the negotiation (including activities relating to due diligence), execution, delivery or public announcement or the pendency of this Agreement or the transactions contemplated hereby or any actions required to be taken in compliance herewith (exclusive, however, of the actions required to be taken by Section 7.1 hereof) or otherwise with the consent of the other party hereto, including the impact thereof on the relationships of the Company or any of its Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Company or any of its Subsidiaries has any relationship and including any litigation brought by any shareholder of the Company solely as a result of the transactions contemplated hereby, (B) any event, occurrence, circumstance or trend, including a diminution in value, related to the Company, any of its Subsidiaries or any of their respective businesses, properties, assets, results of operations or financial condition that, to the Knowledge of Parent, exists as of the date hereof, (C) any fact, circumstance or condition disclosed in the Company Disclosure Schedule to the extent such change, effect or circumstance is specifically set forth in the Company Disclosure Schedule or is reasonably apparent from the face of the Company Disclosure Schedule without additional information, (D) any change in the market price or trading volume of the Company’s securities, in and of itself, (E) any failure, in and of itself, by the Company to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof, (F) any change in federal, state, non-U.S. or local law, regulations, policies or procedures, or interpretations thereof, generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable or potentially applicable to the industries in which the Company or its Subsidiaries operate, (G) changes generally affecting the industries in which the Company or its Subsidiaries operate, (H) changes in economic conditions (including changes in the prevailing interest rates) in the United States, in any region thereof, or in any non-U.S. or global economy or (I) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster; provided, however, that the changes referred to in clauses (F) through (I) do not have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries, taken as a whole. As used herein, “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or any other entity that is consolidated with such Person for financial reporting purposes.
          (b) The copies of the Articles of Incorporation and Bylaws of the Company and the equivalent organizational documents of each Subsidiary of the Company which have previously been made available to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement.
          (c) Each Subsidiary of the Company (i) is duly organized and validly existing as a corporation, partnership, limited liability company or other entity, as the case may be, under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or non-U.S.) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect and (iii) has all requisite corporate or other requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.
          (d) The minute books of the Company and each of its Subsidiaries previously made available to Parent contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken since January 1, 2004 of their respective shareholders, members, partners or other equity holders and Boards of Directors or other governing bodies (including committees of their respective Boards of Directors or other governing bodies) through the date hereof.
     5.2 Capitalization.
          (a) The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, without par value, and 5,000,000 shares of Preferred Stock, without par value, (the “Company Preferred Stock”). As of the close of business on June 2, 2006 (the “Capitalization Date”), there were 22,396,973 shares of Company Common Stock outstanding and no shares of Company Preferred Stock outstanding. As of the close of business on the Capitalization Date, no shares of Company Common Stock or Company Preferred Stock were reserved or to be made available for issuance, except as set forth in Section 5.2(a) of the Company Disclosure Schedule. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except (i) as set forth in Section 5.2(a) of the Company Disclosure Schedule, (ii) pursuant to any cashless exercise provisions of any Company Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Company’s stock plans and arrangements set forth in Section 5.2(a) of the Company Disclosure Schedule (collectively, and in each case as the same may be amended to the date hereof, the “Company Stock Plans”), and (iii) as set forth elsewhere in this Section 5.2(a), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or Company Preferred Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of the Company capital stock (including any rights plan or agreement). Section 5.2(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of the aggregate number of shares of Company Common Stock issuable upon the exercise of each stock option granted under the Company Stock Plans that was outstanding as of the Capitalization Date and the exercise price for each such stock option. Since the Capitalization Date, the Company has not (i) issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than upon the exercise of employee stock options granted prior to such date and disclosed in this Section 5.2(a) or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Company Stock Plans, or (ii) issued or awarded any options, restricted shares or other equity-based awards under the Company Stock Plans.
          (b) Section 5.2(b) of the Company Disclosure Schedule lists the name, jurisdiction of organization, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of the Company. Except as set forth in Section 5.2(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable for, any equity or similar interest in, any corporation, partnership, joint venture or other similar business association or entity (other than its wholly owned Subsidiaries). Except as set forth in Section 5.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company’s Subsidiaries free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.
     5.3 Authority; No Violation.
          (a) The Company has full corporate power and corporate authority to execute and deliver this Agreement and, subject to receipt of the Company Required Vote (as hereinafter defined) (to the extent such Company Required Vote is required by applicable law), to consummate the transactions contemplated hereby. The Company Board at a duly held meeting has (i) determined that this Agreement, the Offer and the Merger are in the best interests of the Company and its shareholders and declared this Agreement, the Offer and the Merger to be advisable, (ii) approved the Offer and the Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (iii) subject to Section 8.8, recommended that shareholders of the Company adopt this Agreement and, if required by applicable law, directed that such matter be submitted for consideration by the Company’s shareholders at the Company Shareholder Meeting (as hereinafter defined). Except for the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with applicable law, if required (the “Company Required Vote”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally (the “Bankruptcy and Equity Exceptions”).
          (b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby (including, without limitation, the Offer and the Merger), nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of the Company or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents, approvals and filings referred to in Section 5.4 are duly obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.
     5.4 Consents and Approvals. No consents or approvals of, or filings or registrations with, any federal or state court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization of competent jurisdiction (each a “Governmental Entity”) or with any third Person are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby, except for (a) any notices required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the filing with the SEC of a proxy statement in definitive form relating to the Company Shareholder Meeting (the “Proxy Statement”) as well as any other filings required to be made with the SEC pursuant to the Securities Act or the Exchange Act, (c) the filing of the Agreement of Merger and related certificates with the California Secretary pursuant to the CGCL, and (d) consents or approvals of, or filings or registrations with, Governmental Entities or third parties, the failure of which to be obtained or made would not be reasonably expected to result in, individually or in the aggregate, a Company Material Adverse Effect.
     5.5 SEC Filings. The Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2004 (collectively, the “Company SEC Reports”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Exchange Act”). Each of the Company SEC Reports, as amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”) and the Exchange Act, each as in effect on the date so filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing). None of the Company SEC Reports contained, when filed or, if amended or supplemented prior to the date hereof, as of the date of such amendment or supplement, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has furnished to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC but which are required to be filed, to reports, agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act or any material agreements potentially required to be filed that have not been so filed.
     5.6 Financial Statements.
          (a) Each of the financial statements included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable), after giving effect to any restatements made by the Company prior to the date of this Agreement and which have been provided to Parent, fairly present in all material respects (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which would be reasonably expected to result in, individually or in the aggregate, a Company Material Adverse Effect) the results of the consolidated operations and changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable), after giving effect to any restatements made by the Company prior to the date of this Agreement and which have been provided to Parent, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been prepared in accordance with GAAP, as in effect on the date or for the period with respect to which such principles are applied, in all material respects consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

          (b) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.6(b). The Company (i) has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and audit committee and a copy has previously been made available to Parent.
     5.7 Broker’s Fees. Except for the Company’s engagement of Goldman Sachs & Co., neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.
     5.8 Absence of Certain Changes or Events. Except as set forth in Section 5.8 of the Company Disclosure Schedule or the Company SEC Reports, since March 31, 2006, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business and there has not been:
               (i) any change, effect, event, occurrence, state of facts or development that individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;
               (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries (other than any wholly-owned Subsidiary) of any outstanding shares of capital stock or other equity or debt securities of, or other ownership interests in, the Company;
               (iii) any split, combination or reclassification of any of its capital stock;
               (iv) any amendment of any provision of the Articles of Incorporation, Bylaws or other governing documents of, or of any material term of any outstanding security issued by, the Company or any of its Subsidiaries (other than any wholly-owned Subsidiary);

               (v) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money;
               (vi) any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP and concurred with by the Company’s independent public accountants;
               (vii) issuance of any equity or debt securities of the Company other than pursuant to the Company Stock Plans or Company Options in the ordinary course of business and consistent with past practice;
               (viii) acquisition or disposition of assets material to the Company and its Subsidiaries, except for sales of inventory in the ordinary course of business consistent with past practice, or any acquisition or disposition of capital stock of any third party (other than acquisitions or dispositions of non-controlling equity interests of third parties in the ordinary course of business) or any merger or consolidation with any third party, by the Company or any of its Subsidiaries;
               (ix) any creation or assumption by the Company or any of its Subsidiaries of any Lien on any asset other than in the ordinary course of business consistent with past practice;
               (x) any individual capital expenditure (or series of related capital expenditures) either involving more than $500,000 or outside the ordinary course of business;
               (xi) any material damage, destruction or loss (whether or not covered by insurance) from fire or other casualty to its tangible property;
               (xii) any material increase in the base salary of any officer or employee of the Company;
               (xiii) any adoption, amendment, modification, or termination of any bonus, profit-sharing, incentive, severance or other similar plan for the benefit of any of its directors, officers or employees;
               (xiv) entry by the Company into any joint venture, partnership or similar agreement with any person other than any of its Subsidiaries; or
               (xv) any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.
     5.9 Legal Proceedings.
          (a) Except as set forth in Section 5.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company (as defined below), threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature involving the Company or any of its Subsidiaries. “Knowledge of the Company” means the actual knowledge of the directors and executive officers of the Company listed in Section 5.9(a) of the Company Disclosure Schedule, in each case without such individual being obligated to conduct any special inquiry or investigation into the affairs or records of the Company. The directors and executive officers of the Company listed in Section 5.9(a) of the Company Disclosure Schedule shall not be deemed to have knowledge (actual, constructive or otherwise) of any fact, event, condition or occurrence known or deemed to be known by any other person other than as expressly set forth in the foregoing sentence.
          (b) As of the date of this Agreement, except as set forth in Section 5.9(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries or any of their businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries which would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.
     5.10 Taxes.
          (a) Except as set forth in Section 5.10(a) of the Company Disclosure Schedule: (i) each of the Company and its Subsidiaries has (A) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (B) paid in full all Taxes (as hereinafter defined) required to have been paid by them on or before the date that the payment of such Taxes were due; (ii) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which deficiencies have not since been resolved; and (iii) there are no material Liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.
          (b) Except as set forth in Section 5.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an “affiliated group” (other than a group the common parent of which is the Company) filing a consolidated tax return (or a group of corporations filing a consolidated, combined or unitary income Tax Return under comparable provisions of state, local or foreign Tax law) for any taxable period; (ii) is a party to or bound by any tax sharing agreement or tax indemnity agreement, arrangement or practice; (iii) has entered into a “listed transaction” within the meaning of Treasury Regulation sections 1.6011-4(b)(2); or (iv) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or non-U.S. law.
          (c) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) has been entered into by or with respect to the Company or any of its Subsidiaries.

          (d) None of the Company or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
          (e) All Taxes required to be withheld, collected or deposited by or with respect to the Company and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority, except for failures to so withhold, collect or deposit that are immaterial, individually and in the aggregate, or for which adequate reserves have been established in accordance with GAAP.
          (f) Neither the Company nor any of its Subsidiaries has granted any waiver of any federal, state, local or non-U.S. statute of limitations with respect to, or granted any extension of a period for the assessment of, any Tax, which waiver or extension has not since expired.
          (g) Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period as a result of (A) an open transaction disposition made on or before the Effective Time, (B) a prepaid amount received on or prior to the Effective Time, (C) the installment method of accounting, (D) the long-term contract method of accounting, (E) the cash method of accounting or (F) any comparable provisions of state, local, domestic or foreign tax law, other than any amounts that are reflected in a reserve for Taxes on the most recent financial statements of the Company included in the Company SEC Reports;
          (h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Effective Time pursuant to Section 481 of the Code, or otherwise; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Time; or (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), other than any amounts that are reflected in a reserve for Taxes on the most recent financial statements of the Company.
          (i) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).
          (j) As used herein, “Taxes” shall mean all taxes, charges, levies or other assessments imposed by any United States federal, state, local or non-U.S. taxing authority,

including income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.
          (k) As used herein, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.
     5.11 Employee Benefit Plans.
          (a) Section 5.11(a) of the Company Disclosure Schedule sets forth a true and complete list or description of each employee benefit plan, arrangement, policy, program or agreement and any amendments or modifications thereof (including all stock purchase, stock option, stock incentive, severance, employment, change-in-control, health/welfare plans, fringe benefit, bonus, incentive, deferred compensation, pension and other agreements, programs, policies and arrangements, whether formal or informal, oral or written, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is sponsored by, or maintained or contributed to as of the date of this Agreement by the Company or any of its Subsidiaries and any related funding agreements thereto (collectively, the “Company Benefit Plans”).
          (b) Except as set forth in Section 5.11(b) of the Company Disclosure Schedule, the Company has previously provided or made available to Parent true and complete copies of each of the Company Benefit Plans and each of the following (if applicable): (i) the most recent actuarial valuation report for each Company Benefit Plan, (ii) the most recent determination or opinion letter from the Internal Revenue Service for each Company Benefit Plan that is intended to constitute a qualified plan under Section 401(a) of the Code, (iii) any summary plan description by the Company or its Subsidiaries concerning the extent of the benefits provided under a Company Benefit Plan, and (iv) the most recent Form 5500, including the attached schedules, required to have been filed with the Internal Revenue Service.
          (c) Neither the Company nor any Person treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code or Sections 3(5) or 4001(b)(1) of ERISA maintains or sponsors (or has ever maintained or sponsored) or makes or is required to make (or has ever made contributions) to any Company Benefit Plan that (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law), or (iv) is or was a “welfare benefit fund” as defined under Section 418(e) of the Code or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code.
          (d) The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to current favorable determination or opinion letters from the IRS and, to the Knowledge of the Company, nothing has occurred that is reasonably likely to result in the revocation of such letter, except where the failure to so comply would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.
          (e) The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable laws, including, but not limited to, the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the applicable requirements of the Health Insurance Portability and Accountability Act of 1956, amended (“HIPAA”), except where the failure to so comply would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.
          (f) There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof, which would reasonably be expected to have a Company Material Adverse Effect.
          (g) Neither the Company nor any Person treated as a single employee with the Company under Section 414(b), (c), (m), or (o) of the Code or Section 3(5) or 4001(b)(1) of ERISA is or was a party to a collective bargaining agreement.
     5.12 Compliance with Applicable Law.
          (a) Except as set forth in Section 5.12(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries holds all licenses, registrations, franchises, permits, orders and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and have complied with and are not in violation in any material respect under, any applicable law, statute, order, rule or regulation of any Governmental Entity relating to the Company or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such non-compliance or violation would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received written notice of any violations of any of the above which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.
          (b) Since the enactment of the Sarbanes-Oxley Act, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing standards of NASDAQ, including those related to corporate governance.
          (c) The Company and each of its Subsidiaries has complied in all material respects with all applicable laws relating to government health care fraud and abuse (including the federal Anti-Kickback Law, 42 U.S.C. §1320a-7b, and the False Claims Act, 31 U.S.C. §3729 et seq. and any regulations related thereto, as well as with any similar state statutes).

     5.13 Certain Contracts.
          (a) Except as filed as an exhibit to the Company SEC Reports filed prior to the date hereof or except as set forth in Section 5.13(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which restricts the rights of the Company or any of its Subsidiaries to compete in any line of business in any geographic area or with any Person, or which requires exclusive referrals of business or requires the Company or any of its Subsidiaries to offer specified products or services to their customers on a priority or exclusive basis, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) which relates to the incurrence of indebtedness, any guarantee or the borrowing or lending of money in the principal amount of $1,000,000 or more, (v) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or its Subsidiaries, (vi) which involves the purchase or sale of assets with a purchase price of $500,000 or more in any single case or $1,000,000 in all such cases, (vii) which the Company or any of its Subsidiaries has granted to, or obtained from, a third party a license to any Intellectual Property, (viii) pursuant to which any agent, sales representative, distributor or other third party markets or sells any Company Product, (ix) (A) with the Company’s executive officers, (B) with the Company’s other employees involving annual compensation exceeding $125,000, and (C) with any agents or consultants involving annual compensation exceeding $200,000, (x) involves a dollar amount in excess of $1,000,000 or extends for a period of 12 months or more (other than any contract or commitment that is terminable on ninety (90) or fewer days notice without penalty), or (xi) any partnership or joint venture agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 5.13(a), whether or not publicly disclosed in the Company SEC Reports filed prior to the date hereof or set forth in Section 5.13(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract”, and neither the Company nor any of its Subsidiaries has received written notice of any material violation of a Company Contract by any of the other parties thereto. The Company has made available to Parent all Company Contracts.
          (b) Except as set forth in Section 5.13(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding on the Company and in full force and effect (other than due to the ordinary expiration of the term thereof), and, to the Knowledge of the Company, is valid and binding on the other parties thereto, in each case, as enforceability may be limited by the Bankruptcy and Equity Exceptions, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a default on the part of the Company or any of its Subsidiaries under any such Company Contract, except, in each case, with respect to the foregoing clauses (i) through (iii) as would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.
     5.14 Undisclosed Liabilities. Except for (a) liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Company included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, (b) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2006, (c) liabilities arising under the terms of (but not from any breach or default under) any agreement, contract, commitment, license, permit, lease or other instrument or obligation that is either (x) disclosed in the Company Disclosure Schedule or (y) not required to be so disclosed by the terms of this Agreement (and including any of the foregoing types of instruments or obligations that are entered into or obtained after the date of this Agreement, as long such action does not result in a breach of this Agreement), (d) liabilities incurred pursuant to or in connection with this Agreement or the transactions contemplated hereby or (e) liabilities that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected in the consolidated balance sheet of the Company.
     5.15 Anti-Takeover Provisions. To the Knowledge of the Company, no state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to the Offer, the Agreement, the Shareholder Agreements, the Merger or any of the transactions contemplated hereby and thereby.
     5.16 Company Information. Neither the Schedule 14D-9 or the Offer Documents will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to shareholders or become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Proxy Statement will not, at the time the Proxy Statement is first mailed to the Company’s shareholders or, at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement (except for such portions thereof as relate only to Parent, Merger Sub or any of their respective Subsidiaries) will comply as to form in all material respects with the requirements of all applicable laws, including the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.
     5.17 Title to Property.
          (a) Real Property. Except as disclosed in Section 5.17(a) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own any real property. All real property and fixtures material to the business, operations or financial condition of the Company and its Subsidiaries are in substantially good condition and repair except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.
          (b) Personal Property. The Company and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens other than Permitted Liens, except where the failure to have such title would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.

With respect to personal property used in the business of the Company and its Subsidiaries which is leased rather than owned, neither the Company nor any Subsidiary thereof is in default under the terms of any such lease the loss of which would reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.
          (c) Leased Property. All leases of real property and all other leases material to the Company and its Subsidiaries under which the Company or a Subsidiary, as lessee, leases real or personal property are valid and binding in accordance with their respective terms, there is not under such lease any existing default by the Company or such Subsidiary or, to the Knowledge of the Company, the lessors thereunder, or any event which with notice or lapse of time would constitute such a default, and in the case of real estate leases the Company or such Subsidiary quietly enjoys the premises provided for in such lease except, in each case, as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.
          As used herein, “Permitted Liens” means (i) Liens publicly disclosed in the Company SEC Reports filed prior to the date hereof, (ii) Liens disclosed in Section 5.17 of the Company Disclosure Schedule, (iii) Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where the property is located, (iv) such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations, (v) Liens imposed or promulgated by laws with respect to real property and improvements, including zoning regulations, (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business or (vii) Liens that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.
     5.18 Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practice (taking into account the cost and availability of such insurance) except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with their insurance policies, including any State Self Insurance program, and are not in default under any of the terms thereof, except for any such non-compliance or default that would not reasonably be expected to result in a Company Material Adverse Effect. Each such policy is outstanding and in full force and effect (other than due to the ordinary expiration of the term thereof) and, except as set forth on Section 5.18 of the Company Disclosure Schedule. All premiums and other payments due under any such policy have been paid.
     5.19 Environmental Liability. Except as set forth in Section 5.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice of any legal, administrative, arbitral or other proceedings, claims, actions, causes of action or private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under common law standards relating to protection of the environment or human health, or under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, "Environmental Laws”), which liability or obligation would reasonably be expected to result in a Company Material Adverse Effect. During or prior to the period of (a) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (b) its or any of its Subsidiaries’ participation in the management of any property, or (c) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property in violation of any Environmental Laws. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third Person imposing any material liability or obligation pursuant to or under any Environmental Law that would reasonably be expected to result in a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance in all material respects with all Environmental Laws, including possessing all material permits required for its currently conducted operations under applicable Environmental Laws.
     Notwithstanding any other provision of this Agreement to the contrary (including Section 5.12), the representations and warranties of the Company in this Section 5.19 constitute the sole representations and warranties of the Company with respect to any matter (including any liability) relating to Environmental Laws.
     5.20 Intellectual Property.
          (a) Except as, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect, Section 5.20(a) of the Company Disclosure Schedule accurately identifies:
               (i) in Section 5.20(a)(i) of the Company Disclosure Schedule: (A) each domain name (“Company Domain Name”) or trademark registration or application for trademark registration patent or patent application, or copyright registration or application for copyright registration (“Company Registered IP”) that is owned by or registered or filed in the name of any of the Company and its Subsidiaries; and (B) the domain registrar (as to Company Domain Names) and jurisdiction (as to Company Registered IP) in which such Company Domain Name or Company Registered IP has been registered or filed; and
               (ii) in Section 5.20(a)(ii) of the Company Disclosure Schedule, each contract material to the operation of the business of the Company or its Subsidiaries as presently conducted pursuant to which any Intellectual Property Rights or Intellectual Property is licensed by or to Company or its Subsidiaries, where the license of such Intellectual Property Rights or Intellectual Property is a material element of such contract (other than software license agreements for any third-party software that is generally available to the public at a cost of less than $50,000 and other than non-exclusive licenses granted by Company or its Subsidiaries in connection with the provision of services in the ordinary course of business).
          (b) The Company has made available to Parent an accurate and complete copy of the standard form of the following documents and contracts currently used by Company or its

Subsidiaries (and no other standard form used by Company or its Subsidiaries at any time since January 1, 2004, has differed materially from the standard forms made available to Parent): (i) employee agreement or similar contract with employees of the Company or its Subsidiaries containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (ii) consulting or independent contractor agreement or similar contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision. To the Knowledge of the Company, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Intellectual Property on behalf of the Company and all officers and technical employees of the Company either (i) have been a party to “work-for-hire” arrangements or agreements with the Company in accordance with applicable federal and state law that has accorded the Company full, effective, sole, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company effective, sole and exclusive ownership of all tangible and intangible property arising thereby.
          (c) The Company or its Subsidiaries own all right, title and interest to and in the Company Owned IP (other than Intellectual Property Rights or Intellectual Property licensed by the Company, as identified in Section 5.20(a)(ii) of the Company Disclosure Schedule and other than non-exclusive licenses granted by the Company or its Subsidiaries in connection with the provision of services in the ordinary course of business, free and clear of any Liens that would reasonably be expected to materially interfere with the use of such Company Owned IP in providing any services). To the Knowledge of the Company, all patents included in the Company Owned IP are valid and enforceable. To the Knowledge of the Company, none of the information withheld from Parent during due diligence on the basis of attorney-client privilege or work product immunity is materially adverse to the ownership, validity or enforceability of any Company Owned IP. To the Knowledge of the Company, the Intellectual Property owned or licensed by the Company and its Subsidiaries constitutes all of the Intellectual Property necessary to the conduct of the business of the Company and its Subsidiaries.
          (d) Each of the Company and its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in Company Owned IP that is a trade secret and that is material to the operation of the business of the Company and its Subsidiaries as presently conducted (“Material Trade Secrets”) including: (i) obtaining an appropriate non-disclosure agreement with respect to the disclosure of any Material Trade Secrets of Company or its Subsidiaries to a third party; and (ii) imposing restrictions on unauthorized copying, unauthorized sale, transfer or use in connection with providing a third party with access to such Material Trade Secrets.
          (e) To the Knowledge of the Company, except as set forth on Section 5.20(e) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Lien on, any Company Owned IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Owned IP.

          (f) To the Knowledge of the Company, except as set forth on Section 5.20(f) of the Company Disclosure Schedule, no Person is infringing, misappropriating or otherwise violating, any Company Owned IP that is material to the operation of the business of the Company and its Subsidiaries as presently conducted. Section 5.20(f) of the Company Disclosure Schedule: (i) accurately identifies (and the Company has provided to Parent an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company and its Subsidiaries or any Representative of any of the Company and its Subsidiaries since January 1, 2003 regarding any actual, alleged or suspected infringement or misappropriation of any Company Owned IP; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence; provided, however, that the Company is not required to provide the information described in clauses “(i)” and "(ii)” of this sentence for correspondence or other communications that have been sent from time to time by the Company or any of its Subsidiaries to third parties based upon any unauthorized linking to any website of the Company or its Subsidiaries, which correspondence or other communication did not result in any litigation, informal dispute resolution or other Legal Proceeding.
          (g) To the Knowledge of the Company, except as set forth on Section 5.20(g) of the Company Disclosure Schedule, the operations of the Company and its Subsidiaries as presently conducted do not infringe, misappropriate or otherwise violate any Intellectual Property Right of any other Person.
          (h) Except as set forth on Section 5.20(h) of the Company Disclosure Schedule, no claim or Legal Proceeding with respect to infringement, misappropriation or violation of any Intellectual Property Right is or, since January 1, 2004, has been pending or, to the Knowledge of the Company, threatened against any Company or its Subsidiaries.
          (i) To the Knowledge of the Company, except as set forth on Section 5.20(i) of the Company Disclosure Schedule, since January 1, 2004, none of the Company or its Subsidiaries has received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Company or its Subsidiaries.
          (j) To the Knowledge of the Company, no Company Source Code has been delivered, licensed or made available to any escrow agent or other Person (other than employees of the Company and its Subsidiaries). None of the Company or its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any Company Source Code to any escrow agent or other Person. Section 5.20(j) of the Company Disclosure Schedule identifies each contract pursuant to which the Company or its Subsidiaries is or may become obligated (with or without the passage of time, the occurrence of certain events or otherwise) to provide Company Source Code to any Person.
     As used herein “Company Owned IP” shall mean all Intellectual Property Rights and Intellectual Property with respect to which any of the Company or its Subsidiaries has the entire ownership interest.

     As used herein “Company Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Company or its Subsidiaries or otherwise used by any of the Company or its Subsidiaries.
     As used herein “Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).
     As used herein “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.
     As used herein “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.
     5.21 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute involving it or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is there any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
     5.22 Interested Party Transactions. Since January 1, 2004, except as publicly disclosed in the Company SEC Reports or Section 5.22 of the Company Disclosure Schedule: (a) no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC; and (b) there are no existing contracts, agreements, business dealings, arrangements or other understandings between the Company or any of its Subsidiaries and any Related Party. There are no assets of any Related Party that are used in or necessary to the conduct of the business of the Company or any of its Subsidiaries. For purposes of this Agreement, “Related Party” shall mean any officer, director or beneficial owner of more than five percent (5%) of the outstanding voting securities of the Company or any of its Subsidiaries (or any entity of which such person is an officer, director or beneficial owner of more than five percent (5%) of such entity’s outstanding voting securities).
     5.23 FDA and Regulatory Matters. To the extent any product produced, manufactured, marketed or distributed at any time by the Company or any of its Subsidiaries (“Company Product”) is being marketed in the United States or internationally, the Company has obtained all necessary approvals of the U.S. Food and Drug Administration (the “FDA”) and any other Governmental Entity and is in compliance in all material respects with applicable laws relating to the manufacturing, labeling, marketing and selling of medical devices. There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken or, to the Company’s Knowledge, threatened by the FDA or any other Governmental Entity with respect to any of the Company Products, including any facilities where any Company Products are produced, processed, packaged or stored. All filings with and submissions to the FDA and any other Governmental Entity made by the Company with regard to the Company Products were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.
     5.24 Government Inspections. The Company (i) is not a party to a Corporate Integrity Agreement with the Office of the Inspector General of the Department of Health and Human Services, (ii) has no reporting obligations pursuant to any settlement agreement entered into with any governmental body, (iii) to the Company’s Knowledge, has not been the subject of any Government Program investigation conducted by any governmental body, (iv) has not been a defendant in any qui tam/False Claims Act litigation (other than by reason of an unsealed complaint of which the Company has no Knowledge), and (v) has not been served with or received any search warrant, subpoena, civil investigation demand, contact letter, or to the Company’s Knowledge, telephone or personal contact by or from any Governmental Entity relating to any of the matters referred to in clauses (i) through (v) above.
     5.25 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Section 5, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, the Company’s Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties expressly contained in this Section 5, the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or any of their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates). Without limiting the generality of the foregoing, and for the avoidance of doubt, neither the Company nor any other Person makes any representation or warranty with respect to the performance of the Company’s new GreenLight HPS™ technology or any of the Company’s other new urology products that were introduced at the American Urological Association annual meeting in late May 2006 (collectively, the “New Product Introductions”), the attractiveness of the New Product Introductions to, or the rate of adoption of the New Product Introductions by, current and new customers, the effect of the New Product Introductions on sales of the Company’s other product offerings, the Company’s ability to ramp up production of the New Product Introductions to meet anticipated demand, the Company’s ability to compete with similar product offerings and other therapies for the treatment of BPH, or the impact on sales and pricing of the New Product Introductions and the Company’s other product offerings of possible reductions in private and public payer reimbursement levels for the PVP procedure.
6. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub hereby represent and warrant to the Company as follows:
     6.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Parent and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business currently conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to result in a Parent Material Adverse Effect. The copies of the charter documents of Parent and Merger Sub which have previously been made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, a “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in a timely manner or otherwise prevent or materially delay Parent or Merger Sub from performing any of its material obligations under this Agreement.
     6.2 Authority; No Violation.
          (a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger) have been duly and validly approved by the Board of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exceptions.

          (b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby (including the Offer and the Merger), nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of charter documents of Parent or Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 6.3 are duly obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which either individually or in the aggregate would not reasonably be expected to result in a Parent Material Adverse Effect.
     6.3 Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Entity or any third Person are necessary in connection with (a) the execution and delivery by Parent or Merger Sub of this Agreement or (b) the consummation by Parent or Merger Sub of the Offer or the Merger and the other transactions contemplated hereby, except for (i) any notices required to be filed under the HSR Act, (ii) the filing of the Articles of Merger and related certificates with the California Secretary pursuant to the CGCL, (iii) any notices or filing requirements under the Exchange Act and (iv) consents or approvals of, or filings or registrations with, Governmental Entities or third parties the failure of which to be obtained would not be reasonably expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.
     6.4 Broker’s Fees. Except as set forth in Schedule 6.4, neither Parent, Merger Sub nor any of their respective Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.
     6.5 Legal Proceedings.
          (a) Neither Parent, Merger Sub nor any of their respective Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Parent, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature challenging the validity or propriety of the transactions contemplated by this Agreement. As used herein, “to the Knowledge of Parent” means the actual knowledge of the officers of the Parent listed in Schedule 6.5(a), in each case without such individual being obligated to conduct any special inquiry or investigation into the affairs or records of the Company. The officers of the Parent listed in Schedule 6.5(a) shall not be deemed to have knowledge (actual, constructive or otherwise) of any fact, event, condition or occurrence known or deemed to be known by any other person other than as expressly set forth in the foregoing sentence.
          (b) There is no injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon Parent, Merger Sub or any of their respective Subsidiaries or the assets of Parent, Merger Sub or any of their respective Subsidiaries which has resulted in or would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.
     6.6 Financial Capability. Parent, through its wholly owned subsidiary American Medical Systems, Inc. (“AMS”), will have available at the consummation of the Offer sufficient immediately available funds through cash on hand or binding credit facility commitments from reputable lenders and financial institutions for borrowings of up to $745,000,000 in funds (the "Commitments”), true and complete copies of which have been furnished to the Company, to enable Merger Sub to perform all of its obligations under this Agreement, to consummate the Offer and the Merger and to pay in full all fees and expenses payable by Parent in connection with this Agreement and the transactions contemplated hereby. Each of the Commitments, in the form so delivered, is a legal, valid and binding obligation of AMS and, to the Knowledge of Parent or Merger Sub, the other parties thereto. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of AMS, Parent or Merger Sub under any term or condition of the Commitments. Neither Parent nor Merger Sub has any reason to believe that AMS, Parent and Merger Sub will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitments. AMS, Parent or Merger Sub will pay in full any and all commitment fees or other fees required by the Commitments prior to the end of the first Business Day following the date of this Agreement. Without limiting the generality of the foregoing, Parent’s ability to consummate the transactions contemplated hereby is not contingent on Parent’s ability to complete any public offering or private placement of equity or debt securities or to obtain any other type of financing prior to consummating the Offer and the Merger.
     6.7 Parent Information. Neither the Offer Documents nor any of the information supplied or to be supplied by Parent or its Subsidiaries or representatives for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to shareholders or become effective under the Securities Act or, in the case of the Proxy Statement, at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents will comply as to form in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act, as applicable, and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.
     6.8 No Business Activities by Merger Sub. All of the outstanding capital stock of Merger Sub is owned by AMS and all of the outstanding capital stock of AMS is owned by

Parent. Merger Sub is not a party to any contract and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.
     6.9 Ownership of Company Common Stock; No Other Agreements. Neither Parent, Merger Sub nor any of their respective Subsidiaries or, to the Knowledge of Parent, any of their respective Affiliates or associates (as such term is defined under the Exchange Act) (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (a) or (b), any Company Common Stock, in each case, except in accordance with this Agreement, including the Offer and the Merger. Neither Parent, Merger Sub nor any of their respective Subsidiaries or, to the Knowledge of Parent, any of their respective Affiliates or associates (as such term is defined under the Exchange Act) has entered into any contract or agreement with any officer or director of the Company in connection with the transactions contemplated by this Agreement.
     6.10 Acknowledgement of Parent. Parent acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of the Company and its Subsidiaries. In entering into this Agreement, Parent has relied solely upon its own investigation and analysis and the representations and warranties, covenants and agreements of the Company contained in this Agreement and Parent (a) acknowledges that, other than as set forth in this Agreement, none of the Company nor any of its respective directors, officers, employees, Affiliates, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or its agents or representatives prior to the execution of this Agreement, (b) agrees, to the fullest extent permitted by law, that none of the Company nor any of its respective directors, officers, employees, Affiliates, agents or representatives shall have any liability or responsibility whatsoever to Parent on any basis (including in contract, tort or otherwise) based upon any information provided or made available, or statements made, to Parent prior to the execution of this Agreement, and (c) acknowledges that to the Knowledge of Parent, none of the representations or warranties of the Company set forth in Section 5 of this Agreement are untrue or inaccurate.
7. COVENANTS RELATING TO CONDUCT OF BUSINESS
     7.1 Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course.
     7.2 Company Forbearances. Without limiting the generality of Section 7.1, except as set forth in Section 7.2 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, or by any Governmental Entity, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed); provided, however, that consent of Parent shall be deemed to have been given if Parent does not object within five (5) Business Days from the date on which request for such consent is provided by the Company to Parent:
          (a) (i) adjust, split, combine or reclassify its capital stock, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except that a wholly owned Subsidiary of the Company may declare and pay dividends to its parent and other wholly owned Subsidiaries of the Company, (iii) directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except pursuant to the exercise of stock options outstanding as of the date hereof or permitted to be issued under this Section 7.2 or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Company Stock Plans), or (iv) grant any stock appreciation rights or grant any Person any right to acquire any shares of its capital stock, or issue or commit to issue any additional shares of capital stock (except pursuant to the exercise of stock options outstanding as of the date hereof or permitted to be issued under this Section 7.2) any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock;
          (b) sell, transfer, mortgage, encumber or otherwise dispose of any of its assets or properties to any Person (other than a direct wholly owned Subsidiary), by merger, consolidation, asset sale or other business combination (including formation of a joint venture) or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, in each case, except (i) in the ordinary course of business consistent with past practice, including sales of repossessed assets, (ii) dispositions of obsolete or worthless assets, (iii) sales of loans, receivables and other assets in the ordinary course of business consistent with past practice and (iv) sales of immaterial assets which involve the sale of assets with a purchase price of $500,000 or less in any single case or $1,000,000 in all such cases;
          (c) make any acquisition, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by contributions to capital; or make any material purchases of any property or assets, in or from any other Person other than a wholly owned Subsidiary of the Company, except (i) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 7.2(c) of the Company Disclosure Schedule, (ii) as otherwise permitted by this Section 7.2, and (iii) other acquisitions in the ordinary course of business consistent with past practice and, in any case, involving consideration in an aggregate amount not in excess of $500,000;
          (d) enter into, renew, extend, amend or terminate any contract, lease or agreement that is or would be a Company Contract;

          (e) other than general salary increases, including in connection with promotions, made in the ordinary course of business consistent with past practice, for employees, directors or independent contractors generally or as required by any agreement in effect on the date hereof (true and correct copies of which have been delivered to Parent prior to the date of this Agreement), (i) increase, or commit to increase, in any material respect the compensation or severance payable to any of its employees, directors or independent contractors, (ii) pay any severance, annual incentive payment or benefit in the form of a welfare benefit or discretionary pension or retirement allowance contribution to any employees, directors or independent contractors not required by any existing plan or agreement identified in Section 5.11(a) of the Company Disclosure Schedule or any agreement in effect on the date hereof (true and correct copies of which have been delivered to Parent prior to the date of this Agreement), in any case in this clause (ii) above other than in the ordinary course of business consistent with past practice (including in terms of the amount of such payments on a per person basis, levels of benefits provided, timing of payments, and selection of and eligibility requirements for the applicable recipients), which does not otherwise materially increase the aggregate cost to the Company of paying all such payments and benefits during the period in which this Section 7.2(e) applies, from the aggregate cost to the Company of paying all such payments and benefits during the same period of time in the immediately preceding calendar year, or (iii) except as may be required, or advisable, to comply with applicable law, amend, establish or enter into any pension, retirement, profit-sharing, severance, retention or welfare benefit plan or agreement or incentive or employment, agreement with or for the benefit of any employee, director or independent contractor or accelerate the vesting of any stock options or other stock-based compensation;
          (f) amend its Articles of Incorporation, Bylaws or similar governing documents;
          (g) introduce any material new products or services or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to Parent prior to the date hereof);
          (h) enter into any new material line of business or change its lending, investment, risk and asset-liability management and other material operating policies in any material respect;
          (i) incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of another Person, except in the ordinary course of business consistent with past practice;
          (j) make or change any material Tax election or settle or compromise any material Tax liability of the Company or any of its Subsidiaries;
          (k) make any material changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under applicable law, rule, regulation or GAAP;

          (l) except as permitted pursuant to Section 8.8, take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Section 9 not being satisfied;
          (m) institute, settle or compromise any claim, action, suit or proceeding pending or threatened by or against it, at law or in equity or before any Governmental Entity or any non-governmental self-regulatory agency; or
          (n) agree to, or make any commitment to, take any of the actions prohibited by this Section 7.2.
     7.3 No Fundamental Parent Changes. Except as expressly contemplated or permitted by this Agreement or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, neither Parent nor Merger Sub shall, without the prior written consent of the Company (which consent shall not be unreasonably withheld), (a) take any action that is intended or may reasonably be expected to result in any of the Offer Conditions set forth in Annex I or any of the conditions to the Merger set forth in Section 9 not being satisfied, (b) take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement or (c) agree to, or make any commitment to, take any of the actions prohibited by this Section 7.3.
8. ADDITIONAL AGREEMENTS
     8.1 Proxy Statement; Other Filings.
          (a) If approval of the Company’s shareholders is required by applicable law in order to consummate the Merger other than pursuant to Section 1110 of the CGCL, within ten (10) Business Days of a request to do so by Parent, (a) the Company (under the direction of the Continuing Directors) shall prepare and file with the SEC the preliminary Proxy Statement, and (b) each of the Company (under the direction of the Continuing Directors) and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC any other filings that are required to be filed by such party with the SEC (“Other Filings”) in connection with the transactions contemplated hereby. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after the filing of such definitive Proxy Statement with the SEC. Each party shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement or the Other Filings. If at any time prior to the

Company Shareholder Meeting, any information relating to the Company, Merger Sub, Parent or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party a reasonable opportunity to review and comment on such document or response.
          (b) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all material permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.
          (c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Offer and the Merger and the other transactions contemplated by this Agreement.
          (d) Nothing in this Section 8.1 shall be deemed to prevent the Company or the Company Board from taking any action they are permitted or required to take under, and in compliance with, Section 8.8 or are required to take under applicable law.
     8.2 Access to Information.
          (a) Upon reasonable prior notice and subject to applicable law, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of the Company and its Subsidiaries, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state lending laws (other than reports or documents which the

Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. At the request of Parent, the Company shall comply with its obligations under the preceding sentence by providing electronic access to such documents and information on the online data room established by the Company prior to the date hereof. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (A) jeopardize the attorney-client privilege of the institution in possession or control of such information, (B) contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement in the ordinary course of business consistent with past practice, or (C) be adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened litigation between the parties hereto over the terms of this Agreement.
          (b) All information and materials furnished pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement, dated February 16, 2006, between Parent and the Company (the “Confidentiality Agreement”). The Company makes no representation or warranty as to the accuracy of any information provided pursuant to Section 8.2(a), and neither Parent nor Merger Sub may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Section 5.
     8.3 Merger With Shareholder Meeting. If approval of the Company’s shareholders is required by applicable law in order to consummate the Merger other than pursuant to Section 1110 of the CGCL, the Company (under the direction of the Continuing Directors) shall duly call, give notice of, convene and hold a special meeting of its shareholders (the “Company Shareholder Meeting”) for the purpose of voting upon the approval of this Agreement. Subject to Section 8.8, the Company Board shall make the Company Recommendation and shall include such recommendation in the Proxy Statement. Subject to Section 8.8, the Company will use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and will take all other action reasonably necessary or advisable to secure the vote or consent of its shareholders required by the rules of NASDAQ or applicable law to obtain such approval.
     8.4 Merger Without Shareholder Meeting. In the event that Merger Sub shall acquire at least ninety percent (90%) of the Fully Diluted Shares pursuant to the Offer or otherwise, each of the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the Company Shareholder Meeting, in accordance with Section 1110 of the CGCL.
     8.5 Further Actions.
          (a) Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Offer and the Merger and, subject to the conditions set forth in Section 9 hereof, to consummate the transactions contemplated by this Agreement, (ii) to resolve any instituted or pending action or proceeding by any Governmental Entity of the types described in paragraph (a) of Annex I to enable such Offer Conditions to be satisfied, and (iii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third Person which is required to be obtained by the Company, Merger Sub or Parent or any of their respective Subsidiaries in connection with the Offer and the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party shall, within ten (10) Business Days after the execution of this Agreement, file all necessary documentation required to obtain all requisite approvals or termination of applicable waiting periods for the transactions contemplated hereby under the HSR Act.
          (b) Notwithstanding any other provision of this Agreement to the contrary, none of Parent, any of its Subsidiaries or the Surviving Company, will be required (and the Company will not, without the prior written consent of the Parent, agree, but will, if so directed by the Parent, agree, effective after the Effective Time) to hold separate or divest any of their respective assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations or to otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain as of and after the Effective Time, any businesses or assets of the Company, the Parent or any of their respective Affiliates.
          (c) Nothing in this Section 8.5 shall be deemed to prevent the Company or the Company Board from taking any action they are permitted or required to take under, and in compliance with, Section 8.8 or are required to take under applicable law.
     8.6 Employees; Employee Benefit Plans.
          (a) Parent shall, or shall cause the Surviving Company and its Subsidiaries to, (i) give those employees who are, as of the Effective Time, employed by the Company and its Subsidiaries (the "Continuing Employees”) full credit for purposes of eligibility, vesting and benefit accruals under any employee benefit plans or arrangements maintained by Parent, the Surviving Company or any Subsidiary of Parent or the Surviving Company (collectively, the “Parent Plans”) for such Continuing Employees’ service with the Company or any of its Subsidiaries (or any predecessor entity) to the same extent recognized by the Company and its Subsidiaries; (ii) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Effective Time; (iii) provide credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs; provided, however, that no such service shall be recognized to the extent such recognition would result in the duplication of benefits; and (iv) honor in accordance with their terms all employee benefit plans or arrangements maintained by the Company immediately prior to the Effective Time.
          (b) As soon as administratively practicable after the Effective Time but no later than December 31, 2006, and subject to the immediately following sentence, Parent shall, or shall cause the Surviving Company and its Subsidiaries to, provide to the Continuing Employees compensation and benefit arrangements that are no less favorable in the aggregate than the compensation and benefit arrangements that are provided to similarly situated employees of Parent. As soon as practicable after the Effective Time, Parent shall, or shall cause the Surviving Company and its Subsidiaries to, cause the Continuing Employees to commence participation in such Parent Plans as are provided to similarly situated employees of Parent. From and after the Effective Time, Parent and the Surviving Company shall keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of this Agreement between or among the Company or any of its Subsidiaries and any of its or their employees relating to severance pay or similar benefits.
          (c) The provisions of this Section 8.6 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any Continuing Employees, present or former employees or directors, consultants or independent contractors of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Company or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 8.6) under or by reason of any provision of this Agreement. Nothing contained in this Section 8.6 or elsewhere in the Agreement shall be construed to prevent, from and after the Effective Time, the termination of employment of any individual Continuing Employee or, subject to the provisions of Section 8.6(a), any change in the employee benefits available to any Continuing Employee or the amendment or termination of any particular Plan in accordance with its terms.
          (d) The Company shall, prior to the Effective Time, take all requisite action necessary to terminate the Company’s 401(k) Savings and Investment Plan, including notifying the participants that the 401(k) Savings and Investment Plan has been terminated; provided, that immediately following the Effective Time all Continuing Employees are permitted to participate in Parent’s 401(k) Savings and Investment Plan.
     8.7 Indemnification; Directors’ and Officers’ Insurance.
          (a) From and after the Effective Time, each of Parent and the Surviving Company shall jointly and severally: (i) indemnify and hold harmless each individual who served as a director or officer of the Company or its Subsidiaries prior to the Effective Time (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by California law, as now or hereafter in effect, in connection with any Claim (as defined below) and any judgments, fines (including excise taxes), penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by California law, as now or hereafter in effect, any Expenses (as defined below) incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but in the case of advancement of

Expenses upon receipt of an undertaking, to the extent required by applicable law, from such Indemnified Party to repay such advanced Expenses if it is determined by a court of competent jurisdiction in a final order that such Indemnified Party was not entitled to indemnification hereunder with respect to such Expenses. In the event any Claim is brought against any Indemnified Party, Parent and the Surviving Company shall each use all commercially reasonable efforts to assist in the vigorous defense of such matter, provided that neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any Claim (and in which indemnification could be sought by such Indemnified Party hereunder) without the prior written consent of such Indemnified Party if and to the extent the claimant seeks any non-monetary relief from such Indemnified Party, which consent will not be unreasonably withheld. The indemnification and advancement obligations of Parent and the Surviving Company pursuant to this Section 8.7(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby and any Claim relating thereto) and all rights to indemnification and advancement conferred hereunder shall continue as to an individual who has ceased to be a director or officer of the Company or its Subsidiaries prior to the Effective Time and shall inure to the benefit of such individual’s heirs, executors and personal and legal representatives. In connection with any determination as to whether the Indemnified Parties are entitled to the benefits of this Section 8.7(a), the burden of proof shall be on Parent and the Surviving Company to establish that an Indemnified Party is not so entitled. As used in this Section 8.7(a), (A) the term “Claim” means any threatened, asserted, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by the Company, any Governmental Entity or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, any employee benefit plan maintained by any of the foregoing at or prior to the Effective Time and any other Person at the request the Company or any of its Subsidiaries; and (B) the term “Expenses” means attorneys’ fees and all other costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 8.7(a), including any action relating to a claim for indemnification or advancement brought by an Indemnified Party.
          (b) From and after the Effective Time, Parent and the Surviving Company shall keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of this Agreement between or among the Company or any of its Subsidiaries and any Indemnified Party providing for the indemnification of such Indemnified Party.
          (c) Without limiting any of the obligations under paragraph (a) of this Section 8.7, Parent agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in the Company’s Articles of Incorporation or Bylaws or

in the corresponding constituent documents of any of the Company’s Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter, without any amendment thereto.
          (d) If Parent or the Surviving Company or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent and the Surviving Company, as the case may be (including Parent’s ultimate parent entity, if applicable), assume all of the obligations of Parent and the Surviving Company set forth in this Section 8.7.
          (e) As of the Effective Time, Parent, the Surviving Company or the Company (with the election being at Parent’s option) shall have purchased and shall maintain in full force and effect for a period of six (6) years after the Closing Date (or, if any Claim is asserted or made within such six-year period, Parent shall ensure that such insurance remains in effect until final disposition of such Claim) a directors’ and officers’ liability insurance policy or policies providing each individual currently covered by the Company’s directors’ and officers’ liability insurance coverage for events occurring at or prior to the Effective Time (including acts or omissions relating to the approval of this Agreement and consummation of the transactions contemplated hereby) that is no less favorable than the Company’s existing policy; provided, however, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are in the aggregate no less advantageous to such directors and officers of the Company than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company from reputable carriers having a rating comparable to the Company’s current carrier.
          (f) The provisions of this Section 8.7 shall survive the consummation of the Merger and (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent or the Surviving Company under this Section 8.7 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under this Section 8.7 without the consent of such affected Indemnified Party. Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 8.7.
     8.8 No Solicitation.
          (a) The Company shall, and shall cause each of its Subsidiaries, and shall cause their respective officers, directors, representatives and agents (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (collectively, “Company Representatives”) to, immediately cease any existing discussions or negotiations, if any, with any Third Party that may be ongoing with respect to an Acquisition Proposal and will use its best efforts to cause all Persons other than Parent who have been furnished with confidential information regarding the Company in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. The Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and stand still provisions of any agreement to which the Company or its Subsidiaries is a party or becomes a party, and will immediately take all steps necessary to terminate any approval that may have heretofore been given under any such provisions authorizing any Person to make an Acquisition Proposal, unless the Company Board reasonably determines in good faith that such Acquisition Proposal is, or is reasonably likely to be, a Superior Proposal. The Company shall not, and shall not authorize or permit any of its Subsidiaries or any Company Representative to, directly or indirectly, (i) solicit, initiate or knowingly encourage an Acquisition Proposal, (ii) furnish or disclose to any Third Party non-public information with respect to an Acquisition Proposal, (iii) negotiate or engage in substantive discussions with any Third Party with respect to an Acquisition Proposal or (iv) enter into any agreement (whether or not binding) or agreement in principle with respect to an Acquisition Proposal; provided, however, that at any time prior to the consummation of the Offer, in response to a bona fide written Acquisition Proposal that was not solicited by the Company, its Subsidiaries or any Company Representative and which the Company Board reasonably determines in good faith, after consulting with its financial advisors and legal counsel, constitutes, or is reasonably likely to constitute, a Superior Proposal, the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) and (B) participate in discussions or negotiations with, and provided draft documents and agreements to, the Person making such Acquisition Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) regarding such Acquisition Proposal, if (prior to furnishing such information to, or entering into such discussions or negotiations with, such Person) the Company (A) provides reasonable notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, (B) provides Parent with all information to be provided to such Person which Parent has not previously been provided, and (C) receives from such Person an executed confidentiality agreement reasonably satisfactory to the Company Board with terms, as a whole, that are no less favorable to the Company than those contained in the Confidentiality Agreement.
          (b) Except as set forth in this Section 8.8(b), the Company Board shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the Company Recommendation, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement (whether or not binding) or agreement in principle with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 8.8(a)). Notwithstanding the foregoing, prior to consummation of the Offer, in response to the receipt of an unsolicited Acquisition Proposal, if the Company Board (A) reasonably determines in good faith after consultation with its legal counsel and financial advisors that such Acquisition Proposal is a Superior Proposal and (B) determines in good faith after consultation with its legal counsel that failure to take such action would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable law, then the Company Board may approve and recommend such Superior Proposal and, in connection with such approval and recommendation, withdraw, or modify or change in a manner adverse to Parent, the Company Recommendation (either, a “Company Recommendation Change”);

provided, however, that no Company Recommendation Change shall be valid or effective until (i) the Company has provided written notice to Parent advising Parent that the Company Board has received a Superior Proposal, specifying in writing all of the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal and, (ii) Parent does not make, within three (3) Business Days after receipt of such notice from the Company, an offer that the Company Board reasonably determines in good faith, after consultation with its financial and legal advisors, is at least as favorable to the holders of Company Common Stock as the Superior Proposal and during such three (3) Business Day period the Company reasonably considers and discusses in good faith all proposals submitted by Parent and, without limiting the foregoing, causes its financial advisors and legal advisors as requested by Parent to reasonably consider and discuss with Parent and its representatives such proposals in good faith. In the event that the Company enters into a definitive agreement with a Third Party with respect to a Superior Proposal and in connection therewith this Agreement is terminated, then, notwithstanding anything to the contrary in the standstill provisions of the Confidentiality Agreement, Parent shall be entitled to present an Acquisition Proposal to the Company Board (it being understood that except as modified hereby such standstill provisions shall remain in full force and effect).
          (c) Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of the Company if the Company Board determines in good faith that such disclosure is required by applicable law.
          (d) As used in this Agreement:
               (i) "Acquisition Proposal” means any inquiry, proposal or offer relating to (i) the acquisition of 20% or more of the outstanding shares of capital stock or any other voting securities of the Company by any Third Party, (ii) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction which would result in any Third Party acquiring 20% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole (including capital stock of Subsidiaries of the Company), (iii) any other transaction which would result in a Third Party acquiring 20% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole (including capital stock of Subsidiaries of the Company), immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise), (iv) any combination of the foregoing or (v) any other transaction that is conditioned or predicated on the Merger not being completed in accordance with the terms of this Agreement or would reasonably be expected to result in the Merger not being so completed.
               (ii) "Superior Proposal” means an Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 75%) the terms of which the Company Board determines in good faith (after consultation with its financial advisors and legal counsel), taking into account, among other things, the legal, financial and regulatory aspects of such Acquisition Proposal and the Third Party making such Acquisition Proposal, whether the acquiring party is capable of consummating the Acquisition Proposal on the terms proposed, and whether the Acquisition Proposal is subject to any financing contingency, would, if consummated, be more favorable from a financial point of view to the holders of Company Common Stock than those set forth in this Agreement.
     8.9 Section 16 Matters. Prior to the Effective Time, the Board of Directors of the Company shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     8.10 InnovaQuartz Stock Purchase Agreement. Parent hereby agrees and acknowledges that following the Effective Time, the Surviving Company shall assume (i) any and all of the Company’s payments obligations specified in Sections 1.3 and 1.4 of that certain Stock Purchase Agreement dated as of April 30, 2006 by and between the Company, InnovaQuartz Incorporated, an Arizona corporation (“InnovaQuartz”), and the stockholders of InnovaQuartz (the “InnovaQuartz Stock Purchase Agreement”), and (ii) any and all of the Company’s operational covenants specified in Section 6.10 of the InnovaQuartz Stock Purchase Agreement.
     8.11 Notification of Certain Matters. The Company will give prompt written notice to the Parent, and the Parent will give prompt written notice to the Company, of any material failure of the Company or Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.11 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, the failure to deliver any such notice shall not be considered in determining whether the condition set forth in paragraph (c) of Annex I exists.
9. CONDITIONS PRECEDENT
     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (a) Shareholder Approval. If required by applicable law, the Agreement of Merger shall have been approved by the Company Required Vote.
          (b) HSR Compliance. The applicable waiting period under the HSR Act shall have expired or been terminated.
          (c) No Injunctions or Restraints; Illegality. No order, injunction, statute, rule, regulation or decree shall have been issued, enacted, entered, promulgated or enforced by a Governmental Entity that prohibits or makes illegal the consummation of the Merger.
          (d) Purchase of Shares. Merger Sub shall have purchased the Shares validly tendered pursuant to the Offer in an amount sufficient to meet the Minimum Condition or, if applicable pursuant to the provisions of this Agreement, the Option Exercise Minimum

Condition or the Revised Minimum Condition, provided that no party shall be entitled to invoke this condition if, in breach of its obligations under this Agreement, it shall have been the cause of the failure of Merger Sub to purchase pursuant to the Offer, the Shares validly tendered and not withdrawn.
10. TERMINATION AND AMENDMENT
     10.1 Termination. This Agreement may be terminated and the Offer, the Merger and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any requisite approval of this Agreement by the shareholders of the Company, and whether before or after the shareholders of the Company have approved this Agreement at the Company Shareholder Meeting, as follows (the date of any such termination, the “Termination Date”):
          (a) by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines;
          (b) by either Parent or the Company if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order which has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger;
          (c) by either Parent or the Company if the Offer has not been consummated on or before December 31, 2006; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Offer to be consummated on or before such date;
          (d) by either Parent or the Company if the Offer terminates or expires in accordance with its terms, after giving effect to the rights and obligations of the parties set forth in Section 1.1(d) and Section 1.1(e), without Merger Sub having accepted for payment any Shares pursuant to the Offer due to its failure to achieve the Revised Minimum Condition, except that the right to terminate this Agreement under this Section 10.1(d) will not be available to any party whose failure to perform any obligation under this Agreement has been the proximate cause of, or resulted in, such failure to achieve the Revised Minimum Condition;
          (e) by Parent if it is not in material breach of this Agreement and if (i) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in paragraph (b) of Annex I exists or (ii) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in paragraph (c) of Annex I exists (in each case, after giving effect to the cure periods specified therein);
          (f) by the Company if it is not in material breach of this Agreement, and if (i) the representations and warranties of Parent and Merger Sub in Section 6.6 are or become untrue or inaccurate or (ii) any of the representations and warranties of Parent and Merger Sub herein, other than those set forth in Section 6.6, are or become untrue or inaccurate, or (iii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements herein, and, in the case of clause (ii) and (iii) only, (A) such breach has not been, or cannot be, cured in all material respects within thirty (30) Business Days after written notice to Parent and Merger Sub, or (B) without regard to any qualification or reference to materiality or Parent Material Adverse Effect set forth in such representations and warranties, such inaccuracy or breach would, individually or in the aggregate, have a Parent Material Adverse Effect;
          (g) by Parent (i) if the Company breaches in any material respect any of its obligations under Section 8.8, (ii) if the Company Board shall have effected a Company Recommendation Change, or (iii) the Company shall have failed to include in the Proxy Statement distributed to the Company’s shareholders, if any, its recommendation that shareholders approve this Agreement and the Merger;
          (h) by the Company (i) if the Company Board shall have effected a Company Recommendation Change prior to the consummation of the Offer and the Company is not concurrently in material breach of its obligations under this Agreement and has materially complied with its obligations under Section 8.8, or (ii) if Parent or Merger Sub shall have failed to commence the Offer in accordance with Section 1.1(a); provided, however, the Company may not terminate this Agreement pursuant to this Section 10.1(h)(ii) if such failure to have commenced the Offer shall have been caused by the Company’s failure to perform in all material respects its obligations under this Agreement.
     10.2 Effect of Termination.
          (a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby; provided, however, that (i) Section 8.2(b), the last sentence of Section 8.8(b), Section 10.2 and Section 11 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent, Merger Sub nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement; provided, however, that receipt of the Termination Fee (as defined below) as provided herein shall be the sole and exclusive remedy of Parent and Merger Sub under circumstances where the Termination Fee is payable by the Company.
          (b) The Company shall pay Parent, by wire transfer of immediately available funds, the sum of $25,000,000 (the “Termination Fee”) if this Agreement is terminated as follows:
               (i) if this Agreement is terminated pursuant to Sections 10.1(g) or 10.1(h)(i), then (so long as neither Parent nor Merger Sub was in material breach of this Agreement) the Company shall pay the Termination Fee to Parent on the second Business Day after the date of termination; or

               (ii) if (A) this Agreement is terminated by either Parent or the Company pursuant to Sections 10.1(c), 10.1(d) or 10.1(e), (B) in the case of a termination pursuant to Sections 10.1(c) and 10.1(d) only, prior to the Termination Date there shall have been an Acquisition Proposal, and (C) within twelve (12) months of the Termination Date, the Company enters into a definitive agreement with a Third Party with respect to an Acquisition Proposal or any Acquisition Proposal is consummated by such Third Party, then (so long as neither Parent nor Merger Sub was not in material breach of this Agreement) the Company shall pay, or cause to be paid to, Parent the Termination Fee upon consummation of such Acquisition Proposal.
          (c) Any amount that becomes payable pursuant to Section 10.2(b) shall be paid by wire transfer of immediately available funds to an account designated by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.
          (d) The Company and Parent agree that the agreements contained in Section 10.2(b) are an integral part of the transactions contemplated by this Agreement, that without such agreements Parent would not have entered into this Agreement, and that the amount of the Termination Fee does not constitute a penalty.
     10.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before the Effective Time; provided, however, that after receipt of the Company Required Vote, there may not be any amendment of this Agreement which, by applicable law or in accordance with the rules of any relevant stock exchange, requires further approval of the Company’s shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     10.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that, after receipt of the Company Required Vote, there may not be any extension or waiver of this Agreement which decreases the Merger consideration or which adversely affects the rights of the Company’s shareholders hereunder without the approval of such shareholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
11. GENERAL PROVISIONS
     11.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
     11.2 Expenses. Except as provided in Section 10.2 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that each of the Company and Parent shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Offer Documents, Schedule 14D-9 and the Proxy Statement (including any SEC filing fees) and any filing fees required to be paid under the HSR Act.
     11.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	if to Parent or Merger Sub, to:
American Medical Systems Holdings, Inc.
10700 Bren Road West
Minnetonka, Minnesota 55343
Attention: Chief Executive Officer
Facsimile: (952) 930-6695
               with a copy to:
Oppenheimer Wolff & Donnelly LLP
Plaza VII
45 South Seventh Street, Suite 3300
Minneapolis, MN 55402
Attention: Thomas A. Letscher, Esq.
Facsimile: (612) 607-7100
(b)	if to the Company, to:
Laserscope
3070 Orchard Drive
San Jose, CA 95134-2011
Attention: Chief Executive Officer
Facsimile: (408) 943-9630

with a copy to:
Orrick, Herrington & Sutcliffe LLP
The Orrick Building
405 Howard Street
San Francisco, CA 94105
Attention: Richard Vernon Smith, Esq.
Facsimile: (415) 773-5759
     11.4 Interpretation; Construction. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and the schedules hereto and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require the Company, Merger Sub, Parent or any of their respective officers, directors, Subsidiaries or Affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation. This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted. All schedules accompanying this Agreement and all information specifically referenced in any such schedule form an integral part of this Agreement, and references to this Agreement include reference to them.
     11.5 Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Signatures transmitted by facsimile shall be accepted as originals for all purposes of this Agreement.
     11.6 Entire Agreement. This Agreement (together with the documents, schedules and the instruments referred to herein or delivered herewith) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and any termination of this Agreement.
     11.7 Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law provisions (except to the extent that mandatory provisions of federal law). Each of the parties hereto irrevocably submit to the exclusive jurisdiction and venue of the courts of the State of California or of the United States of America, in each located in the County of Santa Clara, California, for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against any other party hereto and hereby irrevocably agree (a) that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court and (b) not to commence any action suit or proceeding relating to this Agreement other than in such court. Each party hereto irrevocably and unconditionally waives and agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, (i) any objection to the laying of venue of any such suit, action or proceeding brought in any such court, (ii) any claim that such party is not personally subject to the jurisdiction of any such court, and (iii) any claim that any such suit, action or proceeding is brought in an inconvenient forum. Each party hereto agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon such judgment.
     11.8 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
     11.9 Publicity. Parent, Merger Sub and the Company shall consult with each other before issuing any press release with respect to the Offer, the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement or SEC filing as may upon the advice of outside counsel be required by law or the rules and regulations of any applicable stock exchange (including the NASDAQ National Market). The parties have agreed upon the form of a joint press release announcing the Offer, the Merger and the execution of this Agreement.
     11.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 8.5 and Section 8.6, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
[Remainder of Page Left Blank Intentionally]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

By:	/s/ Martin J. Emerson

Name:	Martin J. Emerson
Title:	President & CEO

KERMIT MERGER CORP.

By:	/s/ Martin J. Emerson

Name:	Martin J. Emerson
Title:	President & CEO

LASERSCOPE

By:	/s/ Eric Reuter

Name:	Eric Reuter
Title:	President & CEO
SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX I
CONDITIONS TO THE OFFER
     Notwithstanding any other provision of the Offer, subject to the terms of this Agreement, Merger Sub shall not be required to accept for payment (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer)) any Shares tendered if, by the expiration of the Offer (as it may be extended in accordance with the requirements of Section 1.1(d)), (1) the Minimum Condition or, if applicable pursuant to the provisions of this Agreement, the Option Exercise Minimum Condition or the Revised Minimum Condition, shall not have been satisfied, (2) the applicable waiting period under the HSR Act and any other applicable antitrust laws shall not have expired or been terminated, or (3) at any time on or after the date of this Agreement and prior to the acceptance for payment of Shares pursuant to the Offer, any of the following conditions exist:
     (a) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to this Agreement, the Shareholder Agreements, the Offer or the Merger, by any Governmental Entity (other than in connection with any action or proceeding initiated by or on behalf of any shareholder of the Company) that has resulted in, or is reasonably likely to result in, directly or indirectly, (i) the making of the Offer, the acceptance for payment of some of or all the Shares by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger becoming illegal or exposing Parent or Merger Sub to liability for material damages, (ii) any restraint or prohibition on Parent’s or Merger Sub’s ownership or operation (or that of their respective Subsidiaries or Affiliates) of all or any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or compelling Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iii) the imposition of limitations on the ability of Parent or any of its Subsidiaries or Affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its Subsidiaries or Affiliates on all matters properly presented to the Company’s shareholders or (iv) the imposition of an obligation of Parent or any of its Subsidiaries or Affiliates to divest any of the Shares; or
     (b) the Company shall have failed to perform in any material respect, or to comply in any material respect with, its covenants or agreements in this Agreement, except where the failure to so perform or comply (i) is curable and has been cured within thirty (30) Business Days after receipt of written notice of such failure from Parent, or (ii) individually or in the aggregate, would not have a Company Material Adverse Effect; or
     (c) any representation and warranty of the Company in this Agreement is not true and correct (except as to any such representation or warranty that speaks as of a

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specific date, which must be true and correct only as of such specific date), except where the failure to be so true and correct (i) is curable and has been cured within thirty (30) Business Days after receipt of written notice of such failure from Parent, or (ii) without regard to any qualification or reference to materiality or Company Material Adverse Effect set forth in such representation and warranty, would not, individually or in the aggregate, have a Company Material Adverse Effect; or
     (d) Parent shall have failed to receive a certificate executed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company (in their respective capacities as officers of the Company), dated as of the scheduled expiration date of the Offer, to the effect that the conditions set forth in paragraphs (b) and (c) of this Annex I have not occurred; or
     (e) the Agreement shall have been terminated in accordance with its terms; or
     (f) the Company Board (or any committee thereof) shall have made a Company Recommendation Change; or
     (g) the Company shall have entered into an agreement or agreement in principle (other than a confidentiality agreement permitted by Section 8.8 of this Agreement) with respect to any Acquisition Proposal; or
     (h) a Company Material Adverse Effect shall have occurred subsequent to March 31, 2006 and continue to exist.
          The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be asserted by Parent regardless of the circumstances (including any action or omission by Parent or Merger Sub) giving rise to any such condition or (other than the Minimum Condition) may, subject to the terms of this Agreement, be waived by Parent and Merger Sub in their reasonable discretion in whole at any time or in part from time to time. The failure by Parent or Merger Sub at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.
          Capitalized terms used but not defined in this Annex I shall have the meanings ascribed to such terms in the Agreement to which it is annexed, except that the term “Agreement” shall be deemed to refer to the Agreement to which this Annex I is appended.

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